Exhibit 10.1

VULCAN MATERIALS COMPANY

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Granted under the 2016 Omnibus Long-Term Incentive Plan

Terms and Conditions

Grant Date: XXXX XX, XXXX

1.	Definitions. In addition to other terms defined herein, the following terms will have the meanings as follows, and terms not defined in the Agreement have the meanings given in the Plan:
(a)	"Administrator" means the Compensation Committee of the Board of Directors (the “Board”) or the Board.
(b)	“Agreement” means this Performance Share Unit Award Agreement.
(c)

"Award Period" means the three-year period shown in Section 3 of this Agreement, except that in the event of the Participant’s death, the Award Period will be the period covered by the Agreement ending on December 31st of the calendar year in which the death occurred.

(d)	“Company” means Vulcan Materials Company, a New Jersey corporation, or its successors.
(e)

"Disability” means Permanent and Total Disability whereby the Participant is entitled to long-term disability benefits under the applicable long-term disability plan of the Company or an Affiliate, or, to the extent the Participant is not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration, or as otherwise defined in the Plan.

(f)

“Fair Market Value or “FMV” means the closing stock price per Share as reported on the principal stock exchange on which such Shares are listed on the last trading date before the Payment Date (or other applicable date), or as otherwise provided in the Plan.

(g)	"Grant Date" means the grant date of the PSUs awarded herein.
(h)	"Participant" means the employee of the Company or its Subsidiaries or other Affiliates granted the PSUs under this Agreement.
(i)

"Performance Share Unit" or “PSU” means a Performance Unit Award denominated in Shares in which each Performance Share Unit represents the contingent right to earn one share of Common Stock. PSUs do not have voting rights.

(j)	“Plan” means the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan, as amended.
(k)	“Payment Date” means the date on which payment of Shares is made in Vulcan Common Stock under this Agreement.
(l)	“Share" means a share of Common Stock, par value $1.00 per share, of the Company.
(m)	“Vesting Date” or “Vesting Dates” has the meaning given in Section 2(c) herein.
2.	Grant and Vesting of PSUs
(a)

Grant. The Participant is awarded the number of PSUs identified through the electronic, on-line grant acceptance process, subject to the terms and conditions of the Plan and this Agreement.  The Participant’s on-line acceptance of the Agreement constitutes his or her agreement to the Agreement’s terms, including but not limited to the restrictive covenants in Sections 4(a) and 5 herein. Depending on the Company’s performance as set forth in Section 3, the Participant may earn zero percent (0%) to two hundred percent (200%) of the PSUs awarded.

(b)

Dividend Equivalents. The Participant shall be entitled to receive dividend equivalents for each PSU that vests, if any, pursuant to this Agreement, or the Plan. If the Company declares a regular cash dividend during the Performance Period, the Participant shall accrue dividend equivalents on each unvested PSU. For purposes of the foregoing sentence only, if the PSUs are subject to accelerated vesting pursuant to the Plan, the “Performance Period” shall be deemed to have ended as of the date of the event which serves as the basis for such accelerated vesting. Any accrued dividend equivalents relating to the Participant’s unvested PSUs shall be payable in cash at the time the underlying Shares vest and are issued to the Participant in accordance with Section 3, less applicable withholding taxes pursuant to Section 3(d). If the PSUs are forfeited, any accrued dividend equivalents will also be forfeited.

(c)

Vesting.  The PSUs will become vested, to the extent earned, on December 31, XXXX at the end of the Award Period; provided, however, that the Participant’s employment or service continues from the Grant Date until the vesting date, and except as otherwise provided in Section  4.

3.	Payment of Performance Share Awards
(a)

Award Period and Percentage of Awards Payable. The Award Period for this award begins on January 1, XXXX and ends on December 31, XXXX. Utilizing the performance Share Unit Award Payment Tables below, Table A and Table B, the Administrator establishes the Total Percentage of Awards Payable (“Total Percentage”) for the Award Period. The Total Percentage is based 50% on the Company’s 3-year average Total Shareholder Return (“TSR”) relative to S&P 500 Index as comprised on January 1 of the year of grant (“TSR Percentage”).  The calculation of TSR uses the 20-trading-day average (12/1 thru 12/31) at the beginning and end of each period and an average of the annual TSR periods. The remaining 50% is based on the annual average growth rate of Cash Gross Profit per ton (“CGP/ton”) during the Award Period (“CGP Percentage”).

PSU Payment Table		PSU Payment Table
TABLE A		TABLE B
3-Year Average Total Shareholder Return Percentile Rank Relative to S&P 500 Index	% of Performance Share Units Payable	CGP/Ton Annual Growth	% of Performance Share Units Payable
75th or Greater (Maximum)	100	9.5% or Greater (Maximum)	100
50th (Target)	50	4.5% (Target)	50
25th (Threshold)	12.5	0.5% (Threshold)	12.5
Less than 25th	0	Less than 0.5%	0

(b)

PSUs Payable. The number of Shares payable is the sum of the number of PSUs  awarded multiplied by the TSR Percentage payable plus the number of PSUs awarded multiplied by the CGP Percentage payable.  For performance levels falling between the values as shown above, the Percentages will be determined by interpolation. Payment will be made in Shares.

(c)	The Value of the Stock Issued as Payment for PSUs Earned. The FMV will be used to determine the basis of the Shares payable.

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(d)

Withholding.  The Company will withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory amount (or such other amount as may be determined by the Administrator in accordance with the Plan) for federal, state, local and employment taxes which could be withheld on the transaction with respect to any taxable event arising as a result of this Agreement, or as otherwise provided in the Plan.

(e)	Timing of Payment. Payment will be made to a Participant between January 1 and March 15 of the calendar year after the calendar year in which the Award Period, as defined in Section 1(c), ends.
(f)

Administrator Discretion.  The Administrator has full authority and discretion with respect to the PSUs and this Agreement to the extent provided in the Plan. In addition, without limiting the effect of the foregoing, (i) the Administrator may exercise its discretion to reduce or eliminate payments if the Award Period average TSR is less than the 25th percentile and the CGP/ton is less than 0.5%, and (ii) the Administrator has sole discretion to establish the Comparison Group to be used in evaluating the performance of the Company in accordance with Section 3(a), and may change the Comparison Group from time to time.

4.	Termination of Employment; Change of Control.
(a)	Termination at age 55 and above.
(i)

If a Participant terminates from employment at age 55-61 other than for Cause (for these purposes, “Early Retirement”), the PSUs will become non-forfeitable in accordance with Table B and will be paid to the extent earned in accordance with Section  3.  The Participant may be required to execute a reasonable non-competition covenant (except where not applicable due to some state laws) with the Company restricting the Participant from competing with the Company in a specified territory for a specified period of time. If such covenant is required by the Company and is not executed by the Participant, or if the Participant violates the covenant, unvested PSUs will be forfeited and vested PSUs not yet paid as of the Termination Date will be paid to the extent earned in accordance with Section 3.

TABLE B
If Participant age 55-61 terminates:	The percentage of PSUs that will become non-forfeitable is:
On or After 1/1/20XX	34% of the award
On or After 1/1/20XX	67% of the award
On or After 1/1/20XX	100% of the award

(ii)

If a Participant terminates from employment at age 62 or later other than for Cause (for these purposes, “Retirement”), the PSUs which have been held by the Participant until 1/1/20XX will be deemed to be non-forfeitable and will be paid to the extent earned in accordance with Section 3. The Participant may be required to execute a reasonable non-competition covenant (except where not applicable due to some state laws) with the Company restricting the Participant from competing with the Company in a specified territory for a specified period of time. If such covenant is required by the Company and is not executed by the Participant, or if the Participant violates the covenant, unvested PSUs will be forfeited and vested PSUs not yet paid as of the Termination Date will be paid to the extent earned in accordance with Section 3.

(b)

Disability. Upon the Participant’s termination of employment due to Disability, the PSUs granted under this Agreement will become non-forfeitable. All non-forfeitable PSUs will be paid to the extent earned in accordance with Section 3.

(c)

Death.  Upon the death of the Participant, the PSUs granted under this Agreement will become non-forfeitable. All non-forfeitable PSUs will be paid to the Participant's beneficiary or estate to the greater of the extent earned in accordance with Section  3 or target.

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(d)

Other Termination.  Upon voluntary or involuntary termination for reasons other than Early Retirement, Retirement, death, Disability or Cause, unvested PSUs will be forfeited and vested PSUs not yet paid as of the Participant’s Termination Date will be paid to the extent earned in accordance with Section 3.

(e)

Termination for Cause.  If a Participant’s employment is terminated for Cause, the PSUs will immediately be forfeited, even with respect to vested PSUs which were otherwise non-forfeitable but not yet paid.  The Administrator will have complete discretion to determine the basis of a Participant’s termination, including but not limited to whether a Participant has been terminated for Cause. The Administrator's determination will be final and binding on all persons for purposes of the Plan and this Agreement.

(f)	Change in Control of the Company. In the event a Change of Control occurs, and subject to Plan terms, the PSUs will be deemed earned and vested as follows:
(i)

To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for the PSUs (or in which the Company is the ultimate parent corporation and does not continue the PSUs) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator prior to the Change of Control) as Awards outstanding under the Plan immediately prior to the Change of Control event, the PSUs  will be deemed immediately earned at the greater of actual performance or target performance.

(ii)

Further, in the event that the PSUs are substituted, assumed or continued as provided in Section 4(f)(i) herein, then (except as otherwise provided in Section 4(f)(iii) below), the PSUs will nonetheless become fully vested and earned at the greater of actual performance or target performance if the Participant’s employment is terminated by the Company not for Cause or by the Participant for Good Reason within six months before (in which case vesting will not occur until the effective date of the Change of Control) or two years (or such other period after a Change of Control as may be stated in the Participant’s employment, change in control, consulting or other similar agreement, plan, or policy, if applicable) after the effective date of a Change of Control (in which case the PSUs  will be deemed immediately vested as of the Participant’s Termination Date).

(iii)

Notwithstanding Section 4(f)(ii), in the event that the PSUs are substituted, assumed or continued as provided in Section 4(f)(i) herein, in lieu of applying the provisions of Section 4(f)(ii), the Administrator (as constituted prior to the Change of Control) may, in its sole discretion, determine that the PSUs will be deemed earned at the greater of actual performance or target performance as of the time of the Change of Control and, following the Change of Control, the PSUs will convert to a service-based Award for the remainder of the Award Period, subject to accelerated vesting in the event of the Participant’s termination by the Company not for Cause or for Good Reason as provided in Section 4(f)(ii) above.

(iv)

In the event that the PSUs are substituted, assumed or continued as provided in Section 4(f)(i) herein, the Participant will also be entitled to receive, with respect to each Share subject to the PSUs that becomes earned and vested following the effective date of the Change of Control pursuant to Section 2(c), Section 3 or Section 4, a value restoration payment with respect to such Share (a “Value Restoration Payment”), provided that the Value Restoration Payment will only be payable if the Participant remains in continuous employment with the Company or its successor or an Affiliate of the Company or its successor through the applicable vesting date. The Value Restoration Payment will be equal to the difference between the Fair Market Value of the surviving entity’s common stock (or equivalent security) on the effective date of the Change of Control and, if less, the Fair Market Value of the surviving entity’s common stock (or equivalent security) on the date of vesting (including the date of any accelerated vesting pursuant to this Section 4). Any such Value Restoration Payment will be paid to the Participant in cash at the same time Shares are payable pursuant to the PSUs as provided in Section 3.

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5.

Non-Solicitation. In consideration for this Agreement and notwithstanding any other provision in this Agreement, the Participant agrees to comply with the non-solicitation covenants set forth below (except where not applicable due to some state laws):

(a)

Non-Solicitation of Customers. The Participant acknowledges that while employed by or in service to the Company, the Participant will occupy a position of trust and confidence and will acquire confidential information about the Company, its Subsidiaries and other Affiliates, and their clients and customers that is not disclosed by the Company or any of its Subsidiaries or other Affiliates in the ordinary course of business, including trade secrets, data, formulae, information concerning customers and other information which is of value to the Company because it is not generally known. The Participant agrees that during the period of employment with or service to the Company and for a period of two years after the Participant’s Termination Date, regardless of the reason for termination, the Participant will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, directly or indirectly solicit any customer of the Company or of its Subsidiaries or other Affiliates.

(b)

Non-Solicitation of Employees.  The Participant recognizes that while employed by or in service to the Company, the Participant will possess confidential information about other employees of the Company and its Subsidiaries or other Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its Subsidiaries or other Affiliates.  The Participant recognizes that this information is not generally known, is of substantial value to the Company and its Subsidiaries or other Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by the Participant because of the Participant’s business position with the Company. The Participant agrees that during the period of employment with or service to the Company and for two years after the Participant’s Termination Date, regardless of the reason for termination, the Participant will not, directly or indirectly, solicit or recruit any employee of the Company or any of its Subsidiaries or other Affiliates for the purpose of being employed by the Participant or by any business, individual, partnership, firm, corporation or other entity on whose behalf the Participant is acting as an agent, representative or employee and that the Participant will not convey any such confidential information or trade secrets about other employees of the Company or any of its Subsidiaries or other Affiliates to any other person except within the scope of the Participant’s duties as an employee of or service provider to the Company.

(c)

Remedies.  If the Participant violates either of the covenants in Section 5(a) or Section 5(b), the PSUs will be forfeited and the Participant’s rights under this Agreement will terminate. In addition, if any dispute arises concerning the violation by the Participant of the covenants described in this section, in addition to any other rights or remedies of this Company, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security will be required in connection therewith. Further, the Company will be entitled to seek appropriate legal relief, including money damages, equitable relief, and attorneys’ fees.

6.	Additional Provisions.
(a)

No Right to Continued Employment or Service; No Right to Further Awards.  Nothing in the Plan or the Agreement gives the Participant any right to continue in the employment or service of the Company or an Affiliate or interferes with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan or this Agreement, all rights of the Participant with respect to the unvested portion of the PSUs (if any) will terminate on the Participant’s Termination Date. The grant of the PSUs does not create any obligation to grant further awards.

(b)

Tax Consequences. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the tax consequences related to the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the PSUs and/or the acquisition or disposition of the Shares or other benefits subject to the PSUs and that he or she has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The

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Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
(c)

PSUs Subject to Plan.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and Plan prospectus. The Participant acknowledges and agrees that the Agreement and the Participant’s rights are subject to the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict between any term or provision in the Agreement and a term or provision of the Plan, the Plan terms will govern, unless the Administrator determines otherwise.

(d)

Amendment; Waiver; Superseding Effect.  This Agreement may be modified or amended as provided in the Plan. The waiver by the Company of a breach of any provision of this Agreement by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant. The Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the PSUs or any related rights, and the Participant waives any rights or claims related to any such statements, representations or agreements.

(e)

Recoupment and Forfeiture.  As a condition to receiving the PSUs, the Participant agrees that he or she will abide by the Company’s Director and Executive Stock Ownership and Equity Retention Guidelines and Clawback Policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, the Participant will be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

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